                                                                                                                                                     EXHIBIT 3.1

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION OF

DIRT MOTOR SPORTS, INC.

Dirt Motor Sports, Inc., a Delaware corporation (the “Corporation”), does hereby certify that:

1.           This Certificate of Amendment (this “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation (the “Certificate of Incorporation”).

2.           That at a meeting of the board of directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof.

3.           That thereafter, pursuant to resolution of the board of directors of the Corporation, a special meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

4.           The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

5.           Article FIRST of the Certificate of Incorporation is hereby deleted in its entirety and replaced with the following:

“FIRST:  The name of the Corporation is World Racing Group, Inc.”

6.           This amendment shall be effective January 29, 2008.

IN WITNESS WHEREOF, this Certificate of Amendment to Certificate of Incorporation has been executed by a duly authorized officer of the corporation this 22nd day of January, 2008.

DIRT MOTOR SPORTS, INC.

By: /s/ Brian Carter______________
Brian Carter
Chief Executive Officer